Exhibit 15.5

July 3, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read item 16F “Change in Registrant’s Certifying Accountant” of the registration statement on Form 20-F of Almacenes Éxito S.A. filed with the Securities and Exchange Commission on July 3, 2023 and are in agreement with the statements contained in the third paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young Audit S.A.S.